Exhibit 99.3
MICRON TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and related notes present the historical financial statements of Micron Technology, Inc. and its consolidated subsidiaries (hereinafter referred to as "we," "our," "us" and similar terms unless the context indicates otherwise) and Elpida Memory, Inc. ("Elpida") and its subsidiaries (the "Elpida Group") and Elpida's subsidiary Akita Elpida Memory, Inc. ("Akita" and, together with Elpida, the "Elpida Companies") after giving effect to our acquisition of the Elpida Group on July 31, 2013.

On July 31, 2013, we also completed the acquisition of an additional 24% ownership interest in Rexchip Electronics Corporation ("Rexchip"), a Taiwanese corporation and manufacturing joint venture formed by Powerchip Technology Corporation ("Powerchip") and Elpida, from Powerchip and certain of its affiliates (the "Powerchip Group") pursuant to a share purchase agreement. The Elpida Group owns approximately 65% of Rexchip's outstanding common stock. Therefore, as a result of the consummation of our acquisition of the Elpida Group and the Rexchip shares from the Powerchip Group, we own approximately 89% of Rexchip's outstanding common stock.

The acquisitions of the Elpida Group and Rexchip shares are hereinafter referred to as the "Elpida Acquisition." These pro forma financial statements give effect to the Elpida Acquisition based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are based on provisional valuations of assets and liabilities acquired and the consideration paid in the Elpida Acquisition. These provisional amounts could change as additional information becomes available. These changes could result in material variances between the combined entity's future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma condensed combined balance sheet is presented as if the effective date of the Elpida Acquisition had occurred on May 30, 2013. All period references are to fiscal periods unless otherwise indicated. The following unaudited pro forma condensed combined statement of operations for the nine months ended May 30, 2013 and the year ended August 30, 2012 are presented as if the effective date of the Elpida Acquisition had occurred on September 2, 2011. This information should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	our audited historical consolidated financial statements as of and for the year ended August 30, 2012, included in our Annual Report on Form 10-K for the year ended August 30, 2012;

•
our unaudited historical consolidated financial statements as of and for the quarter and nine months ended May 30, 2013, included in our Quarterly Report on Form 10-Q for the quarter ended May 30, 2013;

•	audited historical consolidated financial statements of the Elpida Group as of and for the years ended February 28, 2013 and March 31, 2012 filed as Exhibit 99.2 to this Current Report on Form 8-K/A;

•
audited historical consolidated financial statements of the Elpida Group as of and for the years ended March 31, 2012 and March 31, 2011 furnished as Exhibit 99.1 to our Current Report on Form 8-K filed on February 5, 2013; and

•
unaudited historical consolidated financial statements of the Elpida Group as of and for the six months ended September 30, 2012 furnished as Exhibit 99.2 to our Current Report on Form 8-K filed on February 5, 2013.

We and the Elpida Group had different fiscal years. Accordingly, the unaudited pro forma condensed combined balance sheet as of May 30, 2013 combines our historical unaudited condensed consolidated balance sheet as of May 30, 2013 and the Elpida Group's historical unaudited condensed consolidated balance sheet as of February 28, 2013. The unaudited pro forma condensed combined statements of operations for the nine months ended May 30, 2013 combines our historical unaudited results for the nine months ended May 30, 2013 and the historical unaudited results of the Elpida Group for the nine months ended February 28, 2013. The unaudited pro forma condensed combined statements of operations for the year ended August 30, 2012 combines our historical results for the year ended August 30, 2012 and the historical unaudited results of the Elpida Group for the twelve months ended June 30, 2012.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the Elpida Acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. Pro forma adjustments are based upon available information and assumptions that we believe are reasonable as described in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Elpida Acquisition or the costs to integrate the Elpida Group's operations with ours or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements.

MICRON TECHNOLOGY, INC.

UNAUDITED CONDENSED COMBINED BALANCE SHEET
As of May 30, 2013
(in millions)

	Historical
	May 30, 2013	February 28, 2013	Pro Forma Adjustments		Pro Forma Combined
	Micron	Elpida Group
Assets
Cash and equivalents	$2,440	$449	$(931)	a	$1,958
Short-term investments	112	—	—		112
Receivables	1,503	579	—		2,082
Inventories	1,732	657	190	b	2,579
Restricted cash	—	—	557	c	557
Other current assets	99	44	103	d	246
Total current assets	5,886	1,729	(81)		7,534
Long-term marketable investments	347	—	—		347
Property, plant and equipment, net	6,830	2,947	(2,131)	e	7,646
Equity method investments	272	32	5	f	309
Intangible assets, net	331	18	(21)	g	328
Deferred tax assets	59	3	807	d	869
Other noncurrent assets	330	5	33	c,h	368
Total assets	$14,055	$4,734	$(1,388)		$17,401

Liabilities and equity
Accounts payable and accrued expenses	$1,590	$311	$26	d,h,i,q	$1,927
Deferred income	223	—	—		223
Equipment purchase contracts	172	13	—		185
Current portion of long-term debt	357	598	230	j,l	1,185
Total current liabilities	2,342	922	256		3,520
Long-term debt	3,267	1,248	243	l	4,758
Other noncurrent liabilities	420	111	(32)	d,i,k	499
Liabilities not subject to compromise	6,029	2,281	467		8,777
Liabilities subject to compromise	—	849	(849)	l	—
Total liabilities	6,029	3,130	(382)		8,777

Commitments and contingencies

Redeemable noncontrolling interests	—	45	(45)	n	—
Redeemable preferred stock	—	296	(296)	n	—

Shareholders' equity:
Common stock	103	2,202	(2,202)	n	103
Additional capital	9,076	2,315	(2,315)	n	9,076
Accumulated deficit	(1,920)	(3,759)	4,209	n,q	(1,470)
Accumulated other comprehensive income	69	(94)	94	n	69
Total shareholders' equity	7,328	664	(214)		7,778
Noncontrolling interests in subsidiaries	698	599	(451)	o	846
Total equity	8,026	1,263	(665)		8,624
Total liabilities and equity	$14,055	$4,734	$(1,388)		$17,401

See accompanying notes to pro forma condensed combined financial statements.

MICRON TECHNOLOGY, INC.

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Nine Months Ended May 30, 2013
(in millions except per share amounts)

	Historical
	Nine Months Ended
	May 30, 2013	February 28, 2013	Pro Forma		Pro Forma
	Micron	Elpida Group	Adjustments		Combined
Net sales	$6,230	$2,533	$(17)	p	$8,746
Cost of goods sold	5,091	2,359	(551)	e,g,p	6,899
Gross margin	1,139	174	534		1,847

Selling, general and administrative	369	177	—	e,g,q	546
Research and development	664	252	(17)	e	899
Restructure and asset impairments	94	—	—		94
Other operating (income) expense, net	(17)	(2)	—		(19)
Operating income (loss)	29	(253)	551		327

Interest income	8	3	—		11
Interest expense	(167)	(21)	(61)	m	(249)
Reorganization items, net	—	1,655	—	l	1,655
Other non-operating income (expense), net	(263)	108	—		(155)
	(393)	1,492	490		1,589

Income tax (provision) benefit	(3)	(10)	—	r	(13)
Equity in net income (loss) of equity method investees	(120)	2	6	f	(112)
Net income (loss)	(516)	1,484	496		1,464

Net (income) loss attributable to noncontrolling interests	(2)	7	(45)	o	(40)
Net income (loss) attributable to parent entity	$(518)	$1,491	$451		$1,424

Income (loss) per share:
Basic	$(0.51)				$1.40
Diluted	(0.51)				1.38

Number of shares used in per share calculations:
Basic	1,017.9				1,017.9
Diluted	1,017.9				1,031.9

See accompanying notes to pro forma condensed combined financial statements.

MICRON TECHNOLOGY, INC.

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Year Ended August 30, 2012
(in millions except per share amounts)

	Historical
	For the Year Ended
	August 30, 2012	June 30, 2012	Pro Forma		Pro Forma
	Micron	Elpida Group	Adjustments		Combined
Net sales	$8,234	$3,293	$(35)	p	$11,492
Cost of goods sold	7,266	3,987	(1,141)	e,g,p	10,112
Gross margin	968	(694)	1,106		1,380

Selling, general and administrative	620	258	(17)	e,g,q	861
Research and development	918	504	(82)	e,g	1,340
Restructure and asset impairments	10	2,828	—	e	2,838
Other operating (income) expense, net	32	(30)	—		2
Operating loss	(612)	(4,254)	1,205		(3,661)

Interest income	8	5	—		13
Interest expense	(179)	(127)	(42)	m	(348)
Reorganization items, net	—	(45)	—		(45)
Other non-operating income (expense), net	29	(56)	—		(27)
	(754)	(4,477)	1,163		(4,068)

Income tax (provision) benefit	17	(8)	—	r	9
Equity in net income (loss) of equity method investees	(294)	(76)	7	f	(363)
Net loss	(1,031)	(4,561)	1,170		(4,422)

Net (income) loss attributable to noncontrolling interests	(1)	77	(108)	o	(32)
Net loss attributable to parent entity	$(1,032)	$(4,484)	$1,062		$(4,454)

Loss per share:
Basic	$(1.04)				$(4.49)
Diluted	(1.04)				(4.49)

Number of shares used in per share calculations:
Basic	991.2				991.2
Diluted	991.2				991.2

See accompanying notes to pro forma condensed combined financial statements.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(All tabular amounts in millions except per share amounts)

Acquisition of Elpida Memory, Inc.

On July 31, 2013, we completed the acquisition of Elpida, pursuant to the terms and conditions of an Agreement on Support for Reorganization Companies (as amended, the "Sponsor Agreement") that we entered into on July 2, 2012, with the trustees of Elpida and one of its subsidiaries, Akita, pursuant to and in connection with the Elpida Companies’ corporate reorganization proceedings under the Corporate Reorganization Act of Japan. We paid $615 million for the acquisition of Elpida, of which substantially all was deposited into accounts that are legally restricted for payment to the secured and unsecured creditors of the Elpida Companies in October 2013 subject to reduction for certain items specified in the Sponsor Agreement and plans of reorganization. For the purpose of these unaudited pro forma condensed combined financial statements, the amount deposited into the restricted account was presented as restricted cash. Of the $615 million paid at closing, $18 million was applied from amounts we had deposited into an escrow account in July 2012 as a condition to the execution of the Sponsor Agreement.

On July 31, 2013, we also completed the acquisition of an additional 24% ownership interest in Rexchip, a Taiwanese corporation and manufacturing joint venture, from the Powerchip Group pursuant to a share purchase agreement. We paid $334 million in cash for the shares. Elpida owns, directly and indirectly through a subsidiary, approximately 65% of Rexchip’s outstanding common stock. Therefore, as a result of the consummation of our acquisition of Elpida and the Rexchip shares from the Powerchip Group, we own approximately 89% ownership interest in Rexchip.

Elpida's assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan and its approximate 65% ownership interest in Rexchip, whose assets include a 300mm DRAM wafer fabrication facility located in Taiwan; and a 100% ownership interest in Akita, whose assets include an assembly and test facility located in Akita, Japan.

Elpida's semiconductor memory products include Mobile DRAM, targeted toward mobile phones and tablets. We believe that combining the complementary product portfolios of Micron and Elpida will strengthen our position in the memory market and enable us to provide customers with a wider portfolio of high-quality memory solutions. We also believe that our acquisition of Elpida will strengthen our market position in the memory industry through increased research and development and manufacturing scale, improved access to core memory market segments, and additional wafer capacity to balance among our DRAM, NAND Flash and NOR Flash memory solutions.

Elpida Plans of Reorganization and Related Creditor Installment Payments

The Elpida Companies are currently subject to corporate reorganization proceedings under the Corporate Reorganization Act of Japan. Both of the Elpida Companies have adopted plans of reorganization which set forth the treatment of their respective pre-petition creditors and their claims, which plans were approved by the Elpida Companies’ creditors and the Tokyo District Court in February 2013. The plans of reorganization provide for payments by the Elpida Companies to their secured and unsecured creditors in an aggregate amount of 200 billion yen (or the equivalent of approximately $2.04 billion, assuming approximately 98.03 yen per U.S. dollar, the exchange rate as of July 31, 2013), less certain expenses of the reorganization proceedings and certain other items. The reorganization plans provide that payments will be made to creditors in seven installments. The initial installment payment of 60 billion yen, which amount is subject to reduction for certain items specified in the Sponsor Agreement and plans of reorganization, is scheduled to be paid in October 2013 with funds from the legally restricted accounts. The remaining 140 billion yen (or the equivalent of approximately $1.43 billion) of installment payments payable to the Elpida Companies' creditors are scheduled to be made by the Elpida Companies in six annual installments payable at the end of each calendar year beginning in the calendar year after the first installment payments are made. Pursuant to the terms of the Sponsor Agreement, we entered into a series of agreements with the Elpida Companies, including supply agreements, research and development services agreements and general services agreements, which are intended to generate more stable operating cash flows to meet the requirements of the Elpida Companies’ businesses, including the funding of the installment payments to the Elpida Companies’ creditors.

Basis of Pro Forma Presentation

The Elpida Group's historical financial statements are presented in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) 852, Reorganizations, which requires financial statements to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The pro forma combined financial statements are presented consistent with our historical financial statements.

In the second quarter of 2013, we reclassified gains and losses from changes in currency exchange rates in order to improve comparability with our industry peers. As a result of the reclassification, $59 million of losses for the first quarter of 2013 and $6 million of losses for the year ended August 30, 2012 were reclassified from the amounts previously reported in other operating (income) expense, net to other non-operating income (expense), net.

Acquisition Accounting

We account for business combinations pursuant to ASC 805, Business Combinations. In accordance with ASC 805, we recognized identifiable assets acquired and liabilities assumed, at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Under ASC 805, our accounting for the Elpida Acquisition includes our purchase from the Powerchip Group of approximately 24% of the shares of Rexchip because (1) the two transactions were entered into and closed contemporaneously and (2) the Rexchip share purchase was negotiated in contemplation of the Elpida acquisition and its completion was contingent on the closing of the Elpida acquisition.

Accounting Periods Presented

We and the Elpida Group had different fiscal years. All period references are to fiscal periods unless otherwise indicated. The Elpida Group's historical fiscal year ended on February 28, 2013 and March 31 for all other years. For purposes of these unaudited pro forma condensed combined financial statements, the Elpida Group's historical results have been aligned to more closely conform to our year which is the 52 or 53-week period ending on the Thursday closest to August 31. Accordingly, the unaudited pro forma condensed combined balance sheet as of May 30, 2013 combines our historical unaudited condensed consolidated balance sheet as of May 30, 2013 and the Elpida Group's historical unaudited condensed consolidated balance sheet as of February 28, 2013, which are presented as if our Elpida Acquisition had occurred on May 30, 2013.

The unaudited pro forma condensed combined statements of operations for the nine months ended May 30, 2013 combines our unaudited historical results for the nine months ended May 30, 2013 and the unaudited historical results of the Elpida Group for the nine months ended February 28, 2013. The unaudited pro forma condensed combined statements of operations for the year ended August 30, 2012 combines our historical results for the year ended August 30, 2012 and the historical unaudited results of the Elpida Group for the twelve months ended June 30, 2012. The unaudited pro forma condensed combined statements of operations are presented as if the Elpida Acquisition had occurred on September 2, 2011.

Currency Translation

All consideration paid for the Elpida Acquisition for the purposes of these pro forma financial statements was translated to U.S. dollars using exchange rates of 98.03 yen per U.S. dollar or 29.96 New Taiwan dollars per U.S. dollar, the rates as of the July 31, 2013 acquisition date. Historical amounts for the Elpida Group were translated from yen to U.S. dollars in the unaudited pro forma condensed combined balance sheet at an exchange rate of 101.16, the rate as of May 30, 2013.

For the unaudited pro forma condensed combined statement of operations for the nine months ended May 30, 2013, historical amounts for the Elpida Group were translated from yen to U.S. dollars at the average exchange rates for those periods ranging from 78.72 to 96.25. For the unaudited pro forma condensed combined statement of operations for the year ended August 30, 2012, historical amounts for the Elpida Group were translated from yen to U.S. dollars at the average quarterly exchange rates, ranging from 77.02 to 81.17.

Reclassifications

Reclassifications have been made to the historical Elpida Group financial statements as presented herein in order to conform them to our presentation and include the following:

•
We include software assets as a component of property, plant and equipment, net. As a result, software assets of $16 million, net of accumulated amortization, were reclassified from intangible assets to property, plant and equipment, net.

•
We include certain liabilities related to equipment purchases separately from accounts payable and accrued expenses. As a result, payables of $13 million were reclassified from accounts payable and accrued expenses to equipment purchase contracts.

•
The Elpida Group presented amounts previously considered liabilities subject-to-compromise in its February 28, 2013 balance sheet within its pre-bankruptcy liability line items. To present the post-acquisition debt related to the bankruptcy consistent with our presentation, $54 million was reclassified from accounts payable and accrued expenses into current portion of long-term debt. An additional $17 million was reclassified from other noncurrent liabilities to long-term debt.

•
The Elpida Group included its research and development activities on its statement of operations within selling, general and administrative expense. As a result, $504 million and $252 million of expenses were reclassified to research and development expense to conform with our presentation for the year ended June 30, 2012 and nine months ended February 28, 2013, respectively.

•
For the Elpida Group's year ended June 30, 2012, other non-operating income (expense) included amounts inconsistent with our presentation. As such, (1) $50 million was reclassified to equity in net income (loss) of equity method investees for the impairment of equity method investments, (2) $43 million was reclassified to interest expense for amortization of loan costs and (3) $35 million was reclassified to other operating (income) expense related to government grant income.

Elpida Acquisition Provisional Consideration and Valuation

The cash consideration paid for the Elpida Acquisition was $949 million which includes $615 million for the acquisition of Elpida and $334 million for the acquisition of the Rexchip shares.

We estimated the provisional fair value of the assets and liabilities of the Elpida Group as of the July 31, 2013 acquisition date using an in-use model, which reflects its value through its use in combination with other assets as a group. These provisional amounts could change as additional information becomes available. These changes could result in material variances between the combined entity's future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items. The consideration and provisional valuation of assets acquired and liabilities assumed are as follows:

Assets acquired and liabilities assumed:
Cash and equivalents	$999
Receivables	697
Inventories	962
Restricted cash	557
Other current assets	142
Property, plant and equipment	935
Equity method investment	40
Intangible assets	10
Deferred tax assets	811
Other noncurrent assets	66

Accounts payable and accrued expenses	(387)
Equipment purchase contracts	(22)
Current portion of long-term debt	(673)
Long-term debt	(1,461)
Other noncurrent liabilities	(75)

Total net assets acquired	2,601

Noncontrolling interests in subsidiaries	168

Consideration	949

Gain on acquisition	$1,484

The amounts in the table above reflect the consideration and provisional fair value of assets acquired and liabilities assumed as of July 31, 2013, the acquisition date. The unaudited pro forma condensed combined balance sheet includes assets and liabilities of the Elpida Group as of February 28, 2013 and fair value adjustments to those balances that are consistent with the fair value adjustments made to the July 31, 2013 balances in acquisition accounting.

Because the fair value of the net assets acquired less noncontrolling interests exceeded the purchase price, we recognized a gain on the acquisition of $1,484 million.  The yen denominated purchase price was fixed on July 2, 2012 when we entered into the Sponsor Agreement. We believe the fair value exceeded the purchase price because of changes in market conditions in the DRAM industry and changes in U.S. dollar to yen exchange rates between July 2, 2012 and July 31, 2013, when we completed the acquisition. These conditions resulted in significant increases in U.S. dollar equivalent net assets of the Elpida Group.

The pro forma information presented is based on provisional estimates for the fair values of assets acquired and liabilities assumed based on available information. Determination of provisional fair values of assets acquired and liabilities assumed in the Elpida Acquisition required significant assumptions, estimates and judgments. Many of the measurements involved significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820.

Changes in assumptions, estimates and judgments could significantly impact the asset and liabilities recorded as well as the gain recognized in the acquisition. The valuations involving the most significant assumptions, estimates and judgment included the following:

•	Property, plant and equipment: Fair value in continued use and remaining useful lives.

•	Deferred tax assets: Projections of future taxable income and tax rates.

•	Inventory: Estimated future selling prices including the timing of product sales and completion costs for work in process.

•	Debt: Discount rate and timing of payments.

The fair value of the noncontrolling interest in the table above primarily relates to Rexchip and was derived based on the purchase price we paid the Powerchip Group for their 24% ownership interest.

To mitigate the risk of the effect of changes in foreign currency exchange rates on the proposed Elpida Acquisition, we entered into a series of currency exchange contracts to hedge our exposure to yen and New Taiwan Dollar payments (the "Elpida Hedges"). These currency exchange contracts were not designated for hedge accounting and were remeasured at fair value each period with gains and losses recognized in other operating (income) expense. As a result of mark-to-market adjustments for the Elpida hedges, we recorded losses to other non-operating expense of $225 million in the first nine months of 2013. No adjustments were made in these unaudited pro forma condensed combined financial statements for the acquisition related currency exchange hedges.

Pro Forma Financial Statement Adjustments

The following pro forma adjustments are included in our unaudited pro forma condensed combined financial statements:

a.
Adjustment of $931 million reflects the cash consideration paid for the Elpida Acquisition of $949 million which includes $615 million for the acquisition of Elpida (less $18 million applied from amounts we had deposited into an escrow account in July 2012 as a condition to the execution of the Sponsor Agreement) and $334 million for the acquisition of the Rexchip shares.

b.	Adjustment to inventories of $190 million for the difference between the historical cost and provisional fair value of the Elpida Group's inventory.

c.
Substantially all of the $615 million we paid in connection with the acquisition of Elpida was deposited into accounts that are legally restricted for payment to the secured and unsecured creditors of the Elpida Companies. Adjustment to current restricted cash of $557 million is our provisional estimate of the amounts to be paid within one year of the acquisition. An adjustment to other noncurrent assets of $37 million is our provisional estimate of the restricted cash which will be paid to the creditors of the Elpida Companies after one year.

d.
Adjustment to current and noncurrent deferred tax assets of $103 million and $807 million, respectively, to reflect expected utilization of net operating loss carryforwards, temporary differences between the basis of assets and liabilities for financial reporting and income tax purposes, and certain other de minimis net adjustments to tax liabilities.

e.
Adjustment to the Elpida Group's property, plant and equipment of $2,131 million for the difference between the historical amount and the provisional fair value for buildings, equipment and software with useful lives of 1-30 years, 1-10 years and 2-5 years, respectively. As a result of the adjustment to property, plant and equipment and reassessment of useful lives assigned, adjustments to historical depreciation expense were as follows:

	Change in Depreciation
	Nine Months Ended May 30, 2013	Year Ended August 30, 2012
Depreciation expense included in cost of goods sold	$(535)	$(1,107)
Depreciation expense included in selling, general and administrative	(6)	(12)
Depreciation expense included in research and development	(17)	(46)
	$(558)	$(1,165)

The historical results of operations of the Elpida Group for the year ended June 30, 2012 included a $2,828 million loss for impairment of long-lived assets. No adjustment was made to the pro forma combined statement of operations for this impairment consistent with the requirements for preparation of pro forma financial statements.

f.
Adjustment to equity method investment for the difference between the historical amount and the provisional fair value of the Elpida Group's equity method investment in Tera Probe, Inc. ("Tera Probe").

The difference between our cost of the equity method investment in Tera Probe and our proportionate share of Tera Probe's equity ("Basis Difference") is recognized in earnings over a weighted-average period of 7 years. The adjustment to the pro forma unaudited condensed combined statements of operations includes the amortization of the Basis Difference that would have been recognized for the periods presented.

The historical results of operations of the Elpida Group for the year ended June 30, 2012 included a $50 million loss for an other-than-temporary impairment of its investment in Tera Probe. No adjustment was made to the pro forma combined statement of operations for this impairment consistent with the requirements for preparation of pro forma financial statements.

g.
Adjustment to intangible assets for the difference between the historical amount and the provisional fair value of the Elpida Group's intangible assets and related adjustments to amortization expense. Intangible assets recorded in acquisition accounting consists of product and product technology.

	Change in Amortization
	Nine Months Ended May 30, 2013	Year Ended August 30, 2012
Amortization expense included in cost of goods sold	$1	$1
Amortization expense included in selling, general and administrative	(2)	(21)
Amortization expense included in research and development	—	(36)
	$(1)	$(56)

h.	Adjustment eliminates $4 million of assets and liabilities for our guarantees of certain of the Elpida Group's working capital and capital expenditure financing.

i.	Adjustment to accounts payable and accrued expenses of $9 million and other noncurrent liabilities of $29 million to eliminate deferred profit on sale-leaseback transactions of the Elpida Group.

j.	Adjustment to decrease current portion of long-term debt of $1 million for the difference between the provisional fair value and historical amounts.

k.	Adjustment to decrease other noncurrent liabilities of $2 million for the difference between historical amounts and the provisional fair value.

l.
In accordance with ASC 852, certain of the Elpida Group's liabilities were reflected as liabilities subject to compromise and include pre-petition obligations. The pro forma adjustment reflects the reclassification of the fair value of the amounts subject to compromise to current portion of long-term debt and long-term debt. The fair value of such amounts reflects the present value of the total installment payments and was estimated to be $1,638 million, which is comprised of $525 million and $1,113 million of current long-term debt and non-current long-term debt, respectively.

The historical results of operations of the Elpida Group for the nine months ended February 28, 2013 included a gain of $1,692 million for the forgiveness of debt related to liabilities subject to compromise upon approval of the bankruptcy by the creditors and Tokyo District Court, net of reorganization expenses. No adjustment was made to the pro forma combined statement of operations for this item consistent with the requirements for preparation of pro forma financial statements.

m.
Adjustment for the difference between historical interest expense reported by the Elpida Group and the interest expense from accretion of discount related to the pro forma adjustments noted in j, k and l above.

n.
Adjustment eliminates the historical redeemable preferred stock and shareholders' equity of the Elpida Group. In addition, accumulated deficit includes an adjustment of $492 million for the implied gain on acquisition had the acquisition occurred on February 28, 2013. No adjustment was made to the pro forma combined statement of operations for gain on acquisition which is consistent with the requirements for preparation of pro forma financial statements.

o.
Adjustment decreases the noncontrolling interest in Rexchip by $465 million for the acquisition of approximately 24% of Rexchip's outstanding common stock and the adjustment to fair value of the remaining 11% noncontrolling interest in Rexchip. Net (income) loss attributable to noncontrolling interests was adjusted by $45 million and $108 million for the pro forma unaudited condensed combined statements of operations for the nine months ended May 30, 2013 and the year ended August 30, 2012, respectively.

Adjustment also increases the noncontrolling interest by $14 million for the adjustment to fair value of assets held by EBS, Inc., a consolidated subsidiary of Elpida, attributable to minority interests.

p.	Adjustment eliminates sales and cost of goods sold from the Elpida Group to us of $17 million for the nine months ended May 30, 2013 and $35 million for the year end June 30, 2012.

q.
Adjustment to the pro forma unaudited condensed combined balance sheet for the direct external acquisition expenses which were not reflected in the historical financial statements presented of $42 million as of May 30, 2013. No adjustment was made to the pro forma combined statement of operations for these estimated future expenses consistent with the requirements for preparation of pro forma financial statements.

Adjustment eliminates direct external acquisition expenses of $8 million for the nine months ended May 30, 2013 and $16 million for the year ended August 30, 2012.

r.
Due to valuation allowances on net deferred tax assets for both us and the Elpida Group, the unaudited pro forma condensed combined consolidated statements of operations do not reflect statutory rate tax adjustments for pro forma adjustments.

Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share presented in our unaudited pro forma condensed combined statements of operations is computed based on the weighted-average number of common shares and stock rights outstanding.

	Nine Months Ended May 30, 2013	Year ended August 30, 2012
Net loss attributable to Micron shareholders, basic and diluted, as reported	$(518)	$(1,032)
Net income (loss) attributable to the Elpida Group and other pro forma adjustments	1,942	(3,422)
Net income (loss) attributable to parent entity shareholders, basic and diluted, as combined	$1,424	$(4,454)

Pro forma weighted-average common shares outstanding, basic	1,017.9	991.2
Net effect of dilutive equity awards	14.0	—
Pro forma weighted-average common shares outstanding, diluted	1,031.9	991.2

Pro forma earnings (loss) per share:
Basic	$1.40	$(4.49)
Diluted	1.38	(4.49)